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Exhibit 12(a)


                            XEROX CREDIT CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ In Millions)

Year Ended December 31,
-----------------------
                                       2002     2001    2000    1999    1998
                                       ----     ----    ----    ----    ----

Income before income taxes            $ 142    $  91   $ 137   $ 180   $ 137
                                      -----    -----   -----   -----   -----
Fixed Charges:
   Interest expense
     Xerox debt                           -        -      13      32      23
     Other debt                         127      298     279     211     217
                                      -----    -----   -----   -----   -----
       Total fixed charges              127      298     292     243     240
                                      -----    -----   -----   -----   -----
Earnings available for
  fixed charges                       $ 269    $ 389   $ 429   $ 423   $ 377
                                      =====    =====   =====   =====   =====
Ratio of earnings to
  fixed charges (1)                    2.12     1.31    1.47    1.74    1.57

(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.

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